Exhibit 99.5

[LOGO] ricochet(R)            [LOGO] YDI WIRELESS                [LOGO] TERABEAM

For Further Information Contact:
David Renauld
Vice President, Corporate Affairs
(413) 665-8551

FOR IMMEDIATE RELEASE
June 30, 2004

                     YDI WIRELESS ACQUIRES RICOCHET NETWORKS

      FALLS CHURCH, VA, June 30, 2004 -- YDI Wireless, Inc. (Nasdaq:YDIW), a leading developer and supplier of broadband wireless solutions, today announced that it has acquired Ricochet Networks, Inc. (Ricochet(R), http://www.ricochet.net). Ricochet is a leading mobile Wireless Internet Service Provider (WISP) headquartered in Denver, Colorado. It currently provides high-speed Internet access service in Denver and San Diego. With over 7,000 customers and over 170 square miles of mobile coverage, Ricochet is one of the largest, if not the largest, WISP with a network operating exclusively in license-free frequencies.

      The purchase price for the privately-held Ricochet consisted of $3 million in cash, 42,105 shares of common stock of YDI, and an unsecured note for $300,000 payable over three years. The cash came from YDI's working capital. The shares were issued to the Ricochet stockholder in a private placement.

      "Although Ricochet has generally operated as a service provider, this is a great match for YDI," stated YDI's Chief Executive Officer Robert Fitzgerald. "With the purchase of Ricochet, YDI further expands the breadth of its product offering with robust mesh technology products operating in the 2.4 GHz and 900 MHz frequencies. We see exciting opportunities to integrate Ricochet's technology, including its portfolio of over 30 patents, with YDI's technology to continue to provide industry-leading products and solutions. We have been very impressed with the stability and quality of Ricochet's mesh technology networks and feel that these offerings will be well received by YDI's service provider customers."

      Mr. Fitzgerald continued, "We are also very excited about the opportunity to leverage Ricochet's capabilities to partner with governmental agencies and service providers to provide high-speed wireless networks for private or public use. Particular opportunities include the areas of emergency response and Homeland Defense. We will explore opportunities to re-activate the networks that Ricochet previously operated in many major metropolitan cities including New York, Los Angeles, San Francisco, Seattle, Chicago, Phoenix, Baltimore, Philadelphia, Atlanta, Dallas/Fort Worth, Minneapolis, and Washington, DC and to establish new networks. I welcome any metropolitan, state, or federal government agency that has interest in discussing the operational possibilities to contact me directly at 703-205-0048 or at rf@ydi.com."

About YDI Wireless

YDI Wireless, Inc. is a world leader in providing extended range, license-free wireless data equipment and is a leading designer of turnkey long distance wireless systems ranging from 9600 bps to 1 Gbps for applications such as wireless

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YDI Wireless Acquires Ricochet Networks
June 30, 2004
Page 2

Internet, wireless video, wireless LANs, wireless WANs, wireless MANs and wireless virtual private networks. Additional information about YDI Wireless as well as its complete product line can be found at the company's website located at http://www.ydi.com or by contacting the company by telephone at 413-665-8551 or by email at IR@ydi.com.

Safe Harbor Statement

Statements in this press release that are not statements of historical facts, including statements regarding the YDI's business outlook or expected products, capabilities, performance, opportunities, or developments after the Ricochet acquisition, are forward-looking statements that involve risks, uncertainties, and assumptions. YDI's actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to the ability of the companies to integrate in a cost-effective, timely manner without material liabilities or loss of desired employees or customers; the risk that the expected synergies and other benefits of the transaction will not be realized at all or to the extent expected; the risk that the transaction will expose YDI to unexpected liabilities or obligations; the risk that cost savings from the transaction may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transaction; the time and costs required to integrate and operate the companies; management and board interest in and distraction due to integrating and operating the companies; the uncertain impact on the trading market, volume, and price of YDI's stock; the uncertain effect of the transaction on YDI's contemplated acquisition of Phazar and the two companies' ability and desire to consummate that transaction; the possibility that the transaction could negatively impact the contemplated acquisition of Phazar and expose YDI to liability to Phazar; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in YDI's industries and resulting impacts on its pricing, gross margins, and general financial performance; difficulties in predicting YDI's future financial performance; and risks arising from and relating to YDI's recent acquisitions of Terabeam Corporation and KarlNet, Inc. Further information on these and other factors that could affect YDI's actual results is and will be included in filings made by YDI from time to time with the Securities and Exchange Commission and in its other public statements.